Exhibit 99.1

2009 ANNUAL AND

FOURTH QUARTER RESULTS

February 22, 2010

TO: Member CEOs and CFOs

The Federal Home Loan Bank of Boston (the Bank) is pleased to provide you with our preliminary annual and fourth quarter financial results for 2009. We expect to file our annual report on Form 10-K, which will include our complete, audited results for the year ending December 31, 2009, with the Securities and Exchange Commission next month.

The year 2009 was arguably the most challenging in the Bank’s history. Financial results were disappointing and have had a negative impact on our membership, including our inability to pay a dividend on member stock, repurchase excess member stock, or fund our Affordable Housing Program at normal levels. However, as noted below, the Bank reported positive fourth quarter net income. While uncertainties remain, we hope and expect that we have set a path for improved financial performance in the coming years.

The Bank recorded a net loss of $186.8 million for the year ending December 31, 2009. Losses due to the other-than-temporary impairment of investments in private-label mortgage-backed securities resulted in a credit loss of $444.1 million for the year. The associated non-credit loss on these securities in 2009 was $885.4 million, which is recorded in capital rather than through earnings, and contributed largely to an accumulated other comprehensive loss of $1.0 billion at December 31, 2009. Retained earnings increased to $142.6 million at December 31, 2009, up from an accumulated deficit of $19.7 million at December 31, 2008. This increase was mainly due to the effect of adopting FSP FAS 115-2 and FAS 124-2 on January 1, 2009, which reclassified $349.1 million from accumulated deficit to accumulated other comprehensive loss. The Bank remained in compliance with all regulatory capital ratios as of December 31, 2009, and, in the most recent information available, was classified “adequately capitalized” by our regulator, the Federal Housing Finance Agency, as of September 30, 2009.

Notwithstanding continued significant credit losses in our investment portfolio, we reported modest profitability for the fourth quarter. Net income for the fourth quarter of 2009 was $6.3 million. The Bank’s net interest income continues to be strong, and totaled $311.7 million for the year ending December 31, 2009, and $88.0 million for the fourth quarter of 2009. We expect to see volatility in our earnings in the next several quarters as we work through continued challenges. In particular, high and prolonged unemployment rates, high delinquency and foreclosure rates, and declining housing prices may result in additional credit losses from the Bank’s private-label mortgage-backed securities investments. We will continue to monitor this situation closely in 2010, and will keep you apprised. Please refer to the enclosed 2009 Annual and Fourth Quarter Operating and Balance-Sheet Highlights (unaudited) for additional information on the Bank’s preliminary results.

In the face of these ongoing challenges, we remain focused on our long-term agenda: returning the Bank to stable profitability, and enhancing the Bank’s capital base by building retained

Federal Home Loan Bank of Boston  |  111 Huntington Avenue  |  Boston, MA 02199  |  617-292-9600  |  FAX:  617-375-2242

earnings. The Bank’s board of directors is unlikely to declare any dividends until we demonstrate a consistent pattern of positive net income, allowing growth in retained earnings, which will likely preclude a declaration of dividends for at least the first two quarters of 2010. The opportunity to pay a dividend after that, and the amount of any such dividend, will be a function of the success we have in stabilizing earnings and building retained earnings, which will be driven in large part by the performance of the private-label mortgage-backed securities portfolio.

I want to assure you, the member shareholders who collectively form our cooperative, of our commitment to our mission. We remain a reliable source of liquidity to our members, regardless of the economic environment, and we are assisting many members with their asset/liability and term funding needs during this period of very low interest rates. We also continue to provide funding in support of our members’ community development lending activity. And I am pleased to report that the Bank’s board of directors has approved a plan to accelerate $5.0 million of funding from future years for the Affordable Housing and Equity Builder Programs in 2010. You will receive more detailed information about these programs shortly.

We will continue to keep you informed of our progress. If you have any questions regarding the Bank’s 2009 results, please contact Chief Financial Officer Frank Nitkiewicz (617-292-9624) or me (617-292-9610). We hope to see you at our 2010 annual shareholders meeting on April 23, 2010.

Thank you for your continued patience and support.

Regards,

Edward A. Hjerpe III
President and Chief Executive Officer

Enclosure

*********

Forward-Looking Statements

This letter, including the 2009 Annual and Fourth Quarter Operating and Balance-Sheet Highlights (unaudited) that follows, uses forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank’s expectations as of the date hereof. The words “hope”, “expect”, “will”, “is likely”, “believe”, “appear”, “preliminary” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in interest rates, and prepayment spreads on mortgage assets. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

2

Federal Home Loan Bank of Boston

2009 Annual and Fourth Quarter Operating and Balance-Sheet Highlights (unaudited)

2009 Annual Operating Highlights:

•                  Net income for the year was a net loss of $186.8 million, compared with a net loss of $115.8 million for 2008. The $71.0 million increase in net loss was primarily driven by losses due to the other-than-temporary impairment of investments in private-label mortgage-backed securities, resulting in a credit loss of $444.1 million for the year ended December 31, 2009. Other-than-temporary impairment losses on investment securities in 2008 totaled $381.7 million, and represented both credit and noncredit impairment. Upon adoption of FSP FAS 115-2 and FAS 124-2 on January 1, 2009, the noncredit portion of the 2008 impairment losses, totaling $349.1 million, was reclassified to accumulated other comprehensive loss.

•                  Net interest income for 2009 was $311.7 million, compared with $332.7 million for 2008. This decrease is partially attributable to the decline in average assets from $82.5 billion for 2008, to $70.3 billion for 2009, mainly resulting from decreased advances activity. Accordingly, net interest margin for the year ended December 31, 2009, was 0.44 percent, a three-basis-point increase from net interest margin for the year ended December 31, 2008.

2009 Fourth Quarter Operating Highlights:

•                  Net income for the fourth quarter of 2009 was $6.3 million, compared with a net loss of $274.2 million in the fourth quarter of 2008. Other-than-temporary impairment losses on investment securities in the fourth quarter of 2009 totaled $72.4 million, representing the credit portion of impairment losses on private-label mortgage-backed securities with a total outstanding principal balance of $3.6 billion at yearend. Other-than-temporary impairment losses on investment securities in the fourth quarter of 2008 totaled $381.7 million, and represented both credit and noncredit impairment.

•                  Net interest income for the fourth quarter of 2009 was $88.0 million, compared with $67.5 million for the fourth quarter of 2008. The increase of $20.5 million is the result of an increase in net interest margin from 0.31 percent in the fourth quarter of 2008 to 0.54 percent in the fourth quarter of 2009.

2009 Yearend Balance-Sheet Highlights:

•                  Total assets declined 22.3 percent to $62.5 billion at December 31, 2009, down from $80.4 billion at yearend 2008, principally driven by the decrease in demand for advances.

•                  Advances decreased 33.9 percent to $37.6 billion, compared with $56.9 billion at yearend 2008, and represent 60.2 percent of total assets. The reduction is attributable to a significant increase in deposits held by member financial institutions, de-levering of balance sheets by member financial institutions, and the use of competing wholesale funding products (including those offered by Federal Reserve Banks and other government-sponsored programs developed in response to the credit market crisis) by member financial institutions. This reduction appears to have leveled off in the second half of 2009 as advances were essentially flat between September 30, 2009, when advances balances were $37.9 billion and December 31, 2009, when advances balances were $37.6 billion.

•                  Investments and short-term money-market funds placements increased to $20.9 billion at December 31, 2009, compared with $18.9 billion at yearend 2008.

•                  Mortgage assets decreased to $3.5 billion at December 31, 2009, compared with $4.2 billion at yearend 2008.

•                  GAAP capital declined to $2.8 billion at December 31, 2009, compared with $3.4 billion at yearend 2008. The decline reflects the cumulative impact on accumulated other comprehensive loss of unrealized non-credit losses associated with securities determined to be other than temporarily impaired. At December 31, 2009, the Bank’s total regulatory capital-to-assets ratio was 6.2 percent, exceeding the 4.0 percent requirement, and its permanent capital was $3.9 billion, exceeding its $1.5 billion risk-based capital requirement.

Balance Sheet Highlights

(Dollars in thousands)

(Unaudited)

	12/31/2009	9/30/2009	12/31/2008
ASSETS
Advances	$37,591,461	$37,936,243	$56,926,267
Investments (1)	20,947,464	18,603,117	18,864,899
Mortgage loans held for portfolio, net	3,505,975	3,644,544	4,153,537
Total assets	62,487,000	60,448,352	80,353,167

LIABILITIES
Deposits	772,457	677,748	611,070
Consolidated obligations, net	57,686,832	55,727,785	74,726,268
Mandatorily redeemable capital stock	90,896	90,886	93,406

CAPITAL
Class B capital stock	3,643,101	3,628,894	3,584,720
Retained earnings	142,606	136,294	(19,749)
Accumulated other comprehensive loss	(1,021,649)	(1,142,107)	(134,746)
Total capital	2,764,058	2,623,081	3,430,225
Total liabilities and capital	62,487,000	60,448,352	80,353,167

Regulatory capital ratio	6.2%	6.4%	4.6%
Ratio of market value of equity (MVE) to par value of capital stock (2)	77.6%	71.6%	48.1%

Income Statement Highlights

(Dollars in thousands)

(Unaudited)

	For the Year Ended		For the Three Months Ended
	12/31/2009	12/31/2008	12/31/2009	09/30/2009	12/31/2008

Total interest income	$1,147,976	$2,720,164	$232,193	$245,327	$605,423
Total interest expense	836,262	2,387,497	144,215	163,508	537,903
Net interest income	311,714	332,667	87,978	81,819	67,520
Net interest income after provision for credit losses on mortgage loans	309,964	332,442	87,528	81,419	67,395
Other-than-temporary impairment losses on held-to-maturity securities	(444,068)	(381,745)	(72,440)	(174,190)	(381,745)
Other income (loss)	7,421	(10,215)	5,011	1,053	(3,331)
Other expense	60,068	56,308	13,787	13,702	13,829
Affordable Housing Program	—	—	—	—	(17,716)
REFCorp	—	—	—	—	(39,594)
Total assessments	—	—	—	—	(57,310)
Net (loss) income	(186,751)	(115,826)	6,312	(105,420)	(274,200)

Performance Ratios:
Return on average assets	(0.27)%	(0.14)%	0.04%	(0.67)%	(1.28)%
Return on average equity	(6.49)%	(3.17)%	0.93%	(15.55)%	(28.87)%
Net interest spread	0.36%	0.26%	0.50%	0.44%	0.18%
Net interest margin	0.44%	0.41%	0.54%	0.51%	0.31%

(1)          Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(2)          MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank’s discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 3—Quantitative and Qualitative Disclosures About Market Risk—Market and Interest Rate Risk—Measurement of Market and Interest Rate Risk in its quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2009.